Exhibit 99

NOVASTAR FINANCIAL, INC.

MONTHLY LOAN ORIGINATION DATA

(dollars in thousands) (unaudited)

	For the Month Ended November 30,
	2006	As a % of Total	2005	As a % of Total
Non-conforming Production Volume

Wholesale (A)	$749,140	86%	$547,876	77%
Correspondent Bulk	63,093	7	48,799	7
Retail (C)	62,176	7	117,358	16
Total	$874,409	100%	$714,033	100%

Funding Days in the Month	19		19
Average Originations Per Funding Day	$46,022		$37,581

	For the Eleven Months Ended November 30,
	2006 (B)	As a % of Total	2005	As a % of Total
Non-conforming Production Volume

Wholesale (A)	$8,009,084	86%	$6,593,017	77%
Correspondent Bulk	448,917	5	530,161	6
Retail (C)	856,819	9	1,419,838	17
Total	$9,314,820	100%	$8,543,016	100%

Funding Days in the Month	229		229
Average Originations Per Funding Day	$40,676		$37,306

(A)	Starting in April of 2006 correspondent loans purchased on a flow basis are being included in the wholesale channel. Prior periods have been reclassified to reflect this change.
(B)	Does not include approximately $987 million in bulk purchased MTA loans during the period.
(C)	Branch production volumes are considered a part of our retail operations and are included within the retail production volumes shown above.

NOVASTAR FINANCIAL, INC.

SELECTED NON-CONFORMING LOAN ORIGINATION DATA

(unaudited)

	For the Month Ended November 30, 2006
	Weighted	Weighted	Weighted
	Average	Average	Average	Percent
	Coupon	LTV	FICO	of Total
Summary by Credit Grade
660 and above	7.83%	83.9%	700	29%
620 to 659	8.63	83.9	640	24
580 to 619	8.85	83.9	600	23
540 to 579	9.22	79.9	559	16
539 and below	9.67	77.2	527	8

	8.63%	82.7%	626	100%

Summary by Program Type
2-Year Fixed	9.15%	83.9%	612	40%
2-Year Fixed 40/30	8.56	83.6	628	20
30-Year Fixed	8.52	78.1	612	16
2-Year Fixed Interest-only	8.12	82.9	656	10
30/15-Year Fixed	11.36	96.9	670	4
30-Year MTA	1.94	78.4	700	3
40/30-Year Fixed	8.36	78.6	626	3
Other Products	8.31	76.0	624	4

	8.63%	82.7%	626	100%
Weighted Average
Coupon Excluding MTA	8.85%

Note: The origination data on this report includes loans secured by second mortgages.